Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of June 29, 2022

among

DATCHAT, INC.,

DATCHAT PATENTS I, INC.

DATCHAT PATENTS II, LLC,

THE INDIVIDUAL SHAREHOLDERS SET FORTH ON THE SIGNATURE PAGE HERETO,

and

AVILA SECURITY CORPORATION

-i-

-ii-

EXHIBITS

Exhibit A-1-1 – Reverse Merger Articles of Merger

Exhibit A-1-2 – Reverse Merger Certificate of Merger

Exhibit A-2-1 – Forward Merger Articles of Merger

Exhibit A-2-2 – Forward Merger Certificate of Merger

Exhibit B – Equity Securities

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Letter of Transmittal

Exhibit E – Existing License Agreements

Exhibit F - Maintenance Fees Schedule

Exhibit G - Form of Accredited Investor Certificate

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 29, 2022, among DatChat, Inc., a Nevada corporation (“Parent”), DatChat Patents I, Inc., a Nevada corporation (“Merger Sub I”), DatChat Patents II, LLC, a Nevada limited liability company (“Merger Sub II”), Avila Security Corporation, an Delaware corporation (“Company”), the seller parties signatory hereto, solely with respect to Section 6.01(a), ARTICLE 7 and ARTICLE 9 (each a “Shareholder”, and collectively the “Shareholders”) and Avila Technology LLC, a Virginia limited liability company, solely in its capacity as agent and attorney in fact for the Shareholders and serving in accordance with Section 9.13 (the “Shareholder Representative”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings indicated in ARTICLE 10.

WHEREAS, each Shareholder owns the number and class of equity securities of the Company, which collectively represent all of the issued and outstanding equity securities of the Company, as is set forth adjacent to such Seller’s name on Exhibit B attached hereto;

WHEREAS, Parent desires to acquire the Company from Shareholders through a series of Mergers (as defined below), upon which the Shareholders shall receive the Merger Consideration (as described in Section 2.01 of this Agreement);

WHEREAS, the parties hereto wish to cause Merger Sub I, a wholly-owned subsidiary of Parent, to be merged with and into Company (the “Reverse Merger”), with Company surviving the Reverse Merger (the “Reverse Merger Surviving Company”);

WHEREAS, immediately after the Reverse Merger, Parent will cause the Reverse Merger Surviving Company to merge with and into Merger Sub II (the “Forward Merger”, and collectively with the Reverse Merger, the “Mergers”), with Merger Sub II being the surviving company and a wholly-owned subsidiary of Parent (the “Surviving Company”);

WHEREAS, the Board of Directors of Company has approved and declared advisable, and resolved, subject to the terms hereof, to recommend to Company’s stockholders the adoption of this Agreement and the Mergers upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has approved and declared advisable this Agreement and the Mergers upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Merger Sub I has approved and declared advisable, and resolved to recommend to Merger Sub I’s sole stockholder, the adoption of this Agreement and the Reverse Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Managers of Merger Sub II has approved and declared advisable, and resolved to recommend to Merger Sub II’s sole member, the adoption of this Agreement and the Forward Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS Parent, Merger Sub I, Merger Sub II and Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers; and

WHEREAS, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the Reverse Merger and the Forward Merger pursuant to which the Mergers, taken together, will be treated as a reorganization under Section 368(a) of the Code

NOW, THEREFORE, in consideration of the premises, representations, warranties, and the mutual agreements and covenants set forth herein, and intending to be legally bound, the Company, Parent, Merger Sub I, Merger Sub II, and the Shareholder Representative hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.01 The Reverse Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Business Corporation Act (the “NBCA”) and the Delaware General Corporation Law (the “DGCL”), on the Closing Date (as defined below) Merger Sub I shall be merged with and into Company. At the Effective Time, the separate corporate existence of Merger Sub I shall cease, and Company shall continue as the surviving company in the Reverse Merger (the “Reverse Merger Surviving Company”) and as a wholly owned subsidiary of Parent.

Section 1.02 The Forward Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Limited Liability Company Act (the “Nevada LLC Act”) and the Delaware Limited Liability Company Act (the “DLLCA”), on the Closing Date and immediately after the Reverse Merger, the Reverse Merger Surviving Company shall be merged with and into Merger Sub II. At the Effective Time, the separate corporate existence of the Reverse Merger Surviving Company shall cease, and Merger Sub II shall continue as the surviving company in the Merger (the “Surviving Company”) and as a wholly owned subsidiary of Parent.

Section 1.03 Closing. The closing (the “Closing”) of the Mergers shall take place at the offices of Sheppard Mullin Richter & Hampton LLP, 30 Rockefeller Plaza, New York, NY 10112- 0015. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. In lieu of an in-person Closing, the Closing may instead be accomplished by email (in .PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (if requested) to be delivered by overnight courier service on the next Business Day following the Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 1.04 Effective Time of Reverse Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file (i) with the Secretary of State of the State of Nevada an articles of merger in substantially the same form as set forth hereto as Exhibit A-1-1 and (ii) with the Secretary of State of Delaware a certificate of merger in substantially the same form as set forth hereto as Exhibit A-1-2 (collectively, the “Reverse Merger Certificates of Merger”) executed in accordance with the relevant provisions of the NBCA and the DGCL, and make all other filings required under the NBCA and DGCL, or required by the Secretary of State of the State of Nevada or the Secretary of State of Delaware in connection with the Mergers. The Reverse Merger shall become effective at the time that the Reverse Merger Certificates of Merger have been duly filed with the Secretary of State of the State of Nevada and Secretary of State of the State of Delaware, or at such later time as Parent and Company shall agree and specify in the Reverse Merger Certificates of Merger (the time the Reverse Merger becomes effective being the “Reverse Merger Effective Time”).

Section 1.05 Effective Time of Forward Merger. Subject to the provisions of this Agreement, and immediately after the Reverse Merger Effective Time and as soon as practicable on the Closing Date, the parties shall file (i) with the Secretary of State of the State of Nevada an articles of merger in substantially the same form as set forth hereto as Exhibit A-2-1 and (ii) with the Secretary of State of the State of Delaware a certificate of merger in substantially the same form as set forth hereto as Exhibit A-2-2 (the “Forward Merger Certificates of Merger”) executed in accordance with the relevant provisions of the DGCL and Nevada LLC Act, and make all other filings required under the DGCL and Nevada LLC Act, or required by the Secretary of State of the State of Nevada or the Secretary of State of the State of Delaware in connection with the Forward Merger. The Forward Merger shall become effective at the time that the Forward Merger Certificates of Merger have been duly filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, or at such later time as Parent and Company shall agree and specify in the Forward Merger Certificates of Merger (the time the Forward Merger becomes effective being the “Effective Time”).

Section 1.06 Effects. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the NBCA, DGCL, the DLLCA and the Nevada LLC Act.

Section 1.07 Directors and Officers. The Board of Managers of Merger Sub II immediately prior to the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Company, and the officers of Merger Sub II immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of formation and operating agreement, and Applicable Law.

ARTICLE 2

EFFECT ON CAPITAL STOCK; PURCHASE PRICE; EXCHANGE

Section 2.01 Merger Consideration. The aggregate consideration to be paid at Closing (the “Merger Consideration”) is equal to 1,000,000 shares (the “Acquisition Shares”) of restricted common stock (subject to ratable adjustment in the case of any stock split, reverse stock split or similar action subsequent hereto), par value $0.0001 per share, of Parent (“Parent Common Stock”). All the Acquisition Shares shall be subject to a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”).

Section 2.02 Consideration Spreadsheet. At least five (5) Business Days prior to the Closing Date, the Company delivered a consideration spreadsheet in a form reasonably acceptable to Parent, which sets forth (a) the name, address, and email address (if available) of each Shareholder, certificate numbers, and the number of shares of Company Common Stock held by such Shareholder, and designation as to whether such Shareholder is an Accredited Shareholder (to the extent such Shareholder has provided documentation to the Company indicating their status), (b) an estimate of the portion of the Merger Consideration payable to each Shareholder at the Effective Time, assuming no Shareholder exercises appraisal rights, including, to the extent applicable, and on a certificate-by-certificate basis and in the form of consideration paid, each such Shareholder’s (i) Parent Common Stock issuable as Merger Consideration pursuant to Section 2.03(b) and (ii) cash consideration distributable as Merger Consideration pursuant to Section 2.05(e), (c) each Shareholder’s Pro Rata Share, and (d) a funds flow memorandum setting forth the wire payments to be made by Parent at the Closing, including payees of any Company Transaction Expenses or Indebtedness, in each case reasonably satisfactory to Parent (the “Consideration Spreadsheet”). The Consideration Spreadsheet will be certified by Company’s Chief Executive Officer (the “Payment Certificate”).

Section 2.03 Effect on Capital Stock. At the Reverse Merger Effective Time, by virtue of the Reverse Merger and without any action on the part of Parent, Merger Sub I, Company or any holder of any of the following securities:

(a) Cancelation of Treasury Stock. Each share of common stock, par value $.001 per share, of Company (“Company Common Stock”) that is owned by Company as treasury stock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.03(a)) shall be converted into and shall thereafter represent the right to receive the consideration therefore set forth on the Consideration Spreadsheet (the aggregate consideration set forth on the Consideration Spreadsheet, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each such certificate, a “Certificate”) or shares of Company Common Stock held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.05, in each case, without interest. For the avoidance of doubt, the Merger Consideration shall be paid as provided in Section 2.05.

(c) Merger Sub I Equity. Each issued and outstanding share of capital stock of Merger Sub I immediately prior to the Reverse Merger Effective Time shall be converted into and become one (1) share of Common Stock of the Reverse Merger Surviving Company.

Section 2.04 Forward Merger.

(a) At the Effective Time, each issued and outstanding share of the Reverse Merger Surviving Company shall be canceled and no consideration shall be delivered in exchange therefor, and the separate existence of the Reverse Merger Surviving Company shall thereupon cease.

(b) Each equity interest of Merger Sub II outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Forward Merger.

Section 2.05 Exchange.

(a) Letter of Transmittal. As promptly as practicable on the Closing Date, the Parent shall mail to each holder of record of Company Common Stock a form of letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Parent and shall be in such form and have such other provisions as Parent may specify subject to Company’s reasonable approval, together with instructions thereto.

(b) Merger Consideration Received in Connection with Exchange.

(i) After the Effective Time, upon the surrender of a Certificate for cancellation to the Parent, together with the Letter of Transmittal, duly, properly and entirely completed and validly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Parent, including a properly competed and executed IRS Form W-9 and stock power executed in blank (the “Required Deliveries”), the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Merger Consideration into which the shares of Company Common Stock previously represented by such Certificate have been converted pursuant to Section 2.03(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.03(b). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, the proper number of shares of Parent Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(b) may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such Company Common Stock is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.05(b), each Certificate Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates were entitled to receive pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.03(b)). No interest shall be paid or shall accrue on the cash payable under this Section 2.05(b) or under Section 2.03(b).

(c) As promptly as practicable following its receipt of the Required Deliveries from a former holder of Company Common Stock, the Parent shall deliver to such former holder of Company Common Stock (A) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.03(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.03(b).

(d) No Further Ownership Rights in Company Common Stock. The Acquisition Shares issued and cash paid in accordance with the terms of this ARTICLE 2 upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.03(b)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject to the Surviving Company’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.03(b), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates or Book-Entry Shares surrendered or owned by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the Parent Share Price.

(f) Withholding Rights. Each of Parent and Surviving Company (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this ARTICLE 2 to any holder of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under Tax Law. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(g) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Shareholder Representative (or, if subsequent to the termination of the Exchange Fund, Parent) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any other cash deliverable in respect thereof pursuant to this Section 2.05(g).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding schedules of the Disclosure Letter delivered separately by the Company to Parent prior to the execution of this Agreement (the “Disclosure Letter”) (each of which disclosures shall be deemed to be disclosed and incorporated in each other schedule of the Disclosure Letter to the extent its applicability to such other schedule is readily apparent on its face from the text of the disclosures, and each of which disclosures shall be read together with the corresponding sections and, if applicable, the subsections of this ARTICLE 3 to constitute the representations and warranties made by the Company under this ARTICLE 3), in order to induce Parent, Merger Sub I and Merger Sub II to enter into and perform this Agreement, the Company represents and warrants to Parent, Merger Sub I and Merger Sub II as of the date of this Agreement and as of the Closing Date as follows:

Section 3.01 Organization, Standing and Power. Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary. Company has made available to Parent, prior to execution of this Agreement, true and complete copies of the articles of incorporation of the Company in effect as of the date of this Agreement (the “Articles of Incorporation”), the bylaws of the Company in effect as of the date of this Agreement (the “Bylaws”), and any and all other governing documents of Company (the “Governing Documents”).

Section 3.02 Capital Structure.

(a) The authorized capital stock of Company (the “Company Capital Stock”) consists of 30,000,000 shares of Company Common Stock and 20,000,000 shares Preferred Stock of the Corporation of which 10,000,000 shares of Preferred Stock are designated as Series A Preferred Stock of the Company (the “Company Preferred Stock”). The Company Common Stock consists of 8,687,500 shares of Company Common Stock issued and outstanding and there are no shares of Company Preferred Stock issued and outstanding. All Company Capital Stock and other securities of the Company outstanding as of the date of this Agreement and the registered owners of record of such securities are set forth in Section 3.02(a) of the Disclosure Letter as well as on Exhibit B attached hereto. Except as set forth in this Section 3.02(a) or on Section 3.02(a) of the Disclosure Letter, no shares of capital stock or voting securities of, or other equity interests in, Company were issued, reserved for issuance or outstanding.

(b) All outstanding shares of Company Capital Stock have been authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all Applicable Laws. Except as set forth above (A) there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Company, (B) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, and (C) no outstanding options, warrants, rights, or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company. There are no stock appreciation rights, phantom stock rights, or any similar rights with respect to the Company. Except as listed on Section 3.02(b) of the Disclosure Letter, within the last five (5) years the Company has not declared or paid any dividends on any shares of Company Common Stock, and there is no Liability for dividends accrued and unpaid by the Company. Except with respect to the Shareholders Agreement, there are no other agreements to which the Company is a party or to which a Shareholder is a party, including any that affect or restrict the voting rights or right to transfer the capital stock of the Company (including any rights of refusal or offer, co-sale, tag- along, or drag-along rights), and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company or its respective securities, and there are no agreements obligating the Company to repurchase or redeem any shares of capital stock. The Company has no outstanding Indebtedness, which (i) has the right to vote (or that is convertible into securities that have the right to vote) or (ii) will be entitled to receive any portion of the Merger Consideration in the capacity other than a creditor holding Indebtedness which will be repaid in full at Closing.

(c) Except as set forth on Section 3.02(c) of the Disclosure Letter, Company has no Subsidiaries and does not own and has never owned, directly or indirectly, any ownership, equity, partnership, membership, voting, or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership, or similar interest, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.03 Authority; Execution and Delivery; Enforceability. Company has all requisite corporate power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the other Operative Documents to which the Company is (or will be) a party, when executed by the Company, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity. The board of directors of the Company, at a meeting duly called and held, or by written consent in lieu thereof, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and the Shareholders, (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, (iii) resolved to recommend that the Shareholders adopt this Agreement and approve the Mergers, and (iv) taken or resolved to take any other actions required by a board of directors of a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”) to approve the Transactions and the consummation thereof. There are no affirmative votes or written consents of the holders of any classes or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 3.04 No Conflicts; Consents. The execution, delivery, and performance by Company of this Agreement and the other Operative Documents to which the Company is (or will be) a party and the consummation by the Company of the Transactions do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) Applicable Law, (b) require any consent, approval, or authorization of, declaration, filing, or registration with, or notice to, any Governmental Entity, other than the filing of the Certificate of Merger, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify, or cancel, any Material Contract to which the Company is a party or by which it is bound or to which any of their respective assets are subject, (d) result in the creation of any Encumbrance on any assets of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Governing Documents of the Company or (f) invalidate or adversely affect any Company Permit.

Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.05(a) to the Disclosure Letter sets forth true and accurate copies of the Company’s unaudited financial statements consisting of the balance sheet of Company as at December 31st in each of the years 2020 and 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (and/or any such financial statements of the Company (including pro forma information if required) as may be requested by Parent to enable Parent to comply on a timely basis with its obligations under the Exchange Act or other Applicable Laws) (the “Financial Statements”). The Financial Statements (i) are accurate, complete, and consistent with the books and records of the Company, (ii) have been prepared on a tax-basis of accounting consistent with prior accounting periods, and (iii) fairly present in all material respects the financial position, results of operations, and changes in financial position of the Company as of the dates and for the periods indicated. The balance sheet of the Company as of December 31, 2021 (the “Company Balance Sheet Date”) is herein referred to as the “Company Balance Sheet.” The Company has no Liabilities that are not fully reflected or reserved against in the Company Balance Sheet, except Liabilities that are executory performance obligations arising under existing Contracts to which the Company is a party or otherwise bound (that do not result from a breach or default thereunder) and that are not required to be reflected in financial statements prepared on a tax-basis of accounting consistent with prior accounting periods. The Company is not a guarantor, indemnitor, surety, or other obligor of any Indebtedness of any other Person.

(b) Section 3.05(b) to the Disclosure Letter sets forth an accurate and complete list of all Indebtedness of the Company, including, for each item of Indebtedness, the Contract governing such Indebtedness and any assets securing such Indebtedness.

Section 3.06 Absence of Certain Changes or Events. Except for transactions contemplated by this Agreement, since the Company Balance Sheet Date through the date of this Agreement: (a) the business of the Company has been conducted only in, and the Company has not taken any action except in, the ordinary course of business and consistent, with past practice; and (b) there has not occurred any Company Material Adverse Effect, and (c) the Company has not done, caused, or permitted any of the below listed actions:

(a) amend or otherwise change any constituent documents of the Company, including the Articles of Incorporation and Bylaws;

(b) (i) issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or creation of an Encumbrance of any capital stock, options, warrants or other rights to purchase capital stock, or other equity or ownership interest (including any phantom interest), of the Company, or any revenue or profit-sharing interest in respect of the Company (collectively, “Equity Interests”), or (ii) approve, consent to or otherwise authorize the transfer of any Equity Interests of the Company from an existing shareholder to another Person, including the transfer of any shares of Company Common Stock;

(c) Declare, set aside, make, or pay any dividend or other distribution with respect to any Equity Interests of the Company, or reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any Equity Interests of the Company;

(d) acquire or invest in any Person or division thereof;

(e) incur or repay, or amend any terms of, any indebtedness for borrowed money (other than trade payables in the ordinary course of business and consistent with past practice), or issue any debt securities or assume, guarantee, endorse, or otherwise become responsible for the obligations for borrowed money of any Person, or make any loans or advances;

(f) enter into, amend, terminate, or fail to renew any Material Contract (or any Contract that would constitute a Material Contract if it were in effect as of the date of this Agreement);

(g) (i)(A) increase, defer, or fail to pay the compensation or other amounts payable or to become payable to its current, former, or prospective Company Service Providers, other than as required by any Benefit Plan as in effect as of the date of this Agreement, (B) grant any severance or termination pay to any current, former, or prospective Company Service Provider, other than as required by any Benefit Plan as in effect as of the date of this Agreement, or (C) establish, adopt, enter into, amend, terminate, or fail to renew any Benefit Plan, other than amendments required by Applicable Law, (ii) enter into any collective bargaining agreement or recognize any union or labor organization, (iii) make any equity awards to any Company Service Provider, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan to the extent not required by this Agreement or such Benefit Plan as in effect on the date of this Agreement, (v) hire or engage the services of any additional Company Service Providers, or (vi) terminate the employment or services, as applicable, of any Company Service Provider, other than terminations for cause;

(h) except for any change required by reason of a change in GAAP, (i) make any change with respect to accounting methods or practices or internal accounting control, inventory, investment, credit, or allowance procedures or practices, or (ii) increase or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency, or other reserves;

(i) (i) make, change or revoke any Tax election of or related to Company, (ii) enter into any closing agreement affecting any Tax Liability of or related to Company, (iii) settle or compromise any Tax Liability of or related to Company, (iv) amend any previously filed Tax returns of or related to Company, (v) incur any Tax Liability of or related to Company, except in the ordinary course of business consistent with past practice, or (vi) enter into any Contract to extend or waive the statutory period of limitations for the assessment or collection of any Taxes of or related to Company; commence, pay, discharge, or satisfy any Claim, Liability, right, or obligation, other than the commencement, payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of Claims, Liabilities, and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and that do not result from any breach of Contract, warranty, infringement tort, or violation of Applicable Law;

(j) forgive, release, cancel, subordinate, write off, or defer any Indebtedness or other obligations for borrowed money (including principal and accrued but unpaid interest thereon) owed to the Company, or waive any claims or rights of value;

(k) prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

(l) assign, forfeit, or permit to lapse, or instruct or consent to a future lapse of, any rights in any Intellectual Property of the Company;

(m) accelerate or delay the collection of, or discount, any accounts receivable, accelerate or delay the payment of accounts payable, accelerate or delay the incurrence of expenses, or take actions that would otherwise increase or decrease Closing Cash, except in the ordinary course of business and consistent with past practice, or otherwise alter the manner in which the Company manages its working capital;

(n) take any action that changes or affects the Company’s ownership and right, title, and interest in the real property or any leasehold rights in any Company Property; or

(o) agree to commit or do any of the foregoing.

Section 3.07 Taxes.

(a) (i) Company has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects; (ii) Company has paid all Taxes required to have been paid; and (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Entity against Company which deficiency has not been paid. Company is not currently the beneficiary of any extension of time to file any Return that has not been filed (other than an automatic extension secured in the ordinary course of business consistent in all respects with past practice). Company has not waived or extended any statute of limitations with respect to any Taxes.

(b) The unpaid Taxes of Company did not, as of the Company Balance Sheet Date exceed the amount accrued for current Taxes payable set forth on the face of the Company Balance Sheet (rather than in any notes thereto). Since the Company Balance Sheet Date, Company has not incurred any Liability for Taxes, except in the ordinary course of business consistent with past practice.

(c) Company has (i) withheld all Taxes required to be withheld by it in respect of all payments to employees, officers, managers, directors, and any other Persons and (ii) timely remitted all such Taxes withheld to the appropriate Governmental Entity in accordance with Applicable Laws.

(d) Company has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be (or customarily) collected and (ii) timely remitted all such Taxes collected to the appropriate Governmental Entity in accordance with Applicable Laws.

(e) There are no Tax Proceedings in progress or pending, or threatened, in respect of any Taxes or Tax Returns of or related to the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against Company, and Company has not entered into or requested any Contract to extend or waive the statutory period of limitations for the assessment or collection of Taxes. No power of attorney which is currently in force has been granted by or with respect to Company with respect to any matter relating to Taxes.

(f) Except as set forth on Section 3.07(f), the Company has not received or requested any private letter rulings from the IRS (or any comparable Tax rulings from any other Governmental Entity).

(g) Other than for Taxes not yet due and delinquent, there are no Encumbrances with respect to Taxes against any of the properties or assets of Company. No written or other claim has been received by Company from a Governmental Entity in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(h) Company (i) is not and has never been a member of any Tax Group, and (ii) has no Liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of other Applicable Law), arising under Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), by operation of Applicable Law, by reason of being a successor or transferee, or otherwise. Company is not a party to or is otherwise bound by any Tax sharing, allocation, indemnification or similar Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(i) Except as set forth on Section 3.07(i), Company has not taken any position on a Tax Return that could result in an “underpayment” of Tax within the meaning of Section 6662 of the Code (or any comparable provision of other Applicable Law). Company has not (i) “participated” within the meaning of Treasury Regulations Section 1.6011-4(c)(3) in or been a party to any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Section 6707A(c) of the Code and (ii) entered into or engaged in any other transaction requiring disclosure under a comparable provision of other Applicable Law.

(j) Company will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Sections 481 or 263A of the Code (or any comparable provision of other Applicable Law) as a result of any transaction, event or accounting method employed prior to the Closing Date. Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any comparable provision of other Applicable Law) made on or prior to the Closing Date for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of other Applicable Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenues accrued on or prior to the Closing Date; (v) intercompany transaction occurring or excess loss amount existing on or prior to the Closing Date, in each case, as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); or (vi) an election under Section 108(i) or Section 965 of the Code (or any similar provisions of Law).

(k) Company has not been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Section 355(a)(1)(A) of the Code in a distribution of stock qualifying under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the transactions contemplated by this Agreement.

(l) Company has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of Company to any Governmental Entity.

(m) Company is, and has been since its formation, treated and classified as a C corporation for U.S. federal and applicable state and local income Tax purposes.

(n) Company has no knowledge of any facts, and has not knowingly taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Company has never been a party to any joint venture or partnership, or to any other arrangement or contract treated as a partnership for income Tax purposes. Company has no permanent establishment, and does not conduct business through any branch, located in any jurisdiction outside the United States.

(p) Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) The Company has never been a party to any joint venture or partnership, or to any other arrangement or contract treated as a partnership for income Tax purposes. The Company has no permanent establishment, and does not conduct business through any branch, located in any jurisdiction outside the United States.

Section 3.08 Employee Benefits; Labor & Employment Matters. Company does not have, and has never had, any Benefit Plans, Company Benefit Agreements or employees (whether or not classified as employees for payroll tax purposes). The Company does not owe any money or have any other unsatisfied obligations to any Company Service Providers. The Company has not violated any Laws with respect to the classification of workers as independent contractors. There are no pending or, to the Knowledge of Company, threatened, legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations brought by or on behalf of, or otherwise involving, any current or former independent contractor of the Company that involve the labor or employment relations and practices of the Company, including but not limited to complaints of misclassification of employees and independent contractors.

Section 3.09 Litigation. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Company, threatened against or uniquely affecting Company, nor is there any Order outstanding against or, to the Knowledge of Company, demand or investigation by any Governmental Entity involving Company or any of its properties or assets. To the Knowledge of the Company, there are no circumstances or facts that could reasonably lead to such a demand, claim, action, suit or proceeding. There is no investigation, audit or review pending or, to the Knowledge of the Company, threatened against Company or any of its assets, by any Governmental Entity, nor has any Governmental Entity notified Company of its intention to conduct the same.

Section 3.10 Compliance with Applicable Laws.

(a) The Company has received all approvals, authorizations, consents, licenses, orders, registrations, and permits of all Governmental Entities necessary for the conduct of the Company’s business as currently conducted (collectively, “Company Permit(s)”). The Company is, and at all times since November 2, 2020 have been, in compliance in all respects with all Company Permits and all Applicable Law in all respects.

(b) Since its incorporation, the Company has not been subject to any investigation or review by any Governmental Entity.

(c) None of the Company, or any of its respective Representatives acting on its behalf has (i) taken any action, directly or indirectly, in violation (or that would reasonably be expected to result in any violation) of Anti-Bribery Applicable Laws, including corruptly making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any Person to induce the recipient to act improperly, to obtain a competitive advantage for any party, or to receive favorable treatment in obtaining or retaining business in violation of Anti-Bribery Applicable Laws or (ii) corruptly accepted, received, or solicited anything of value in connection with the Company’s business. The Company conducts, and has at all times conducted, its business in compliance with Anti-Bribery Applicable Laws.

Section 3.11 Related Party Interests. Except for (a) relationships with Company as an officer, director, or employee (including compensation by Company in consideration of such services and potential indemnification and/or reimbursement obligations arising with respect thereto) and (b) relationships with Company as holders of Company Capital Stock, none of the directors, officers, or holders of five percent or more of the Company Capital Stock, or any member of any of their families, is at present a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including any Contract (x) providing for the furnishing of services to or by, (y) providing for rental of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a five percent or more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, trustee, supplier, distributor, or customer of Company. None of the directors, officers, or holders of five percent or more of the Company Capital Stock, or any member of any of their families, is at present a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Parent, including any Contract (x) providing for the furnishing of services to or by, (y) providing for rental of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a five percent or more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, trustee, supplier, distributor, or customer of Parent.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of-

(i) each non-competition Contract or other Contract that, in any such case, contains terms that expressly (A) limit or otherwise restrict Company or (B) would, after the Effective Time, limit or otherwise restrict the Company or Parent from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area;

(ii) each loan and credit agreement or other Contract pursuant to which any Indebtedness of Company is outstanding or may be incurred;

(iii) each partnership, joint venture or similar agreement or Contract to which Company is a party relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) each Contract to which Company is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $1,000;

(v) each Contract with any supplier or vendor under which Company is obligated to purchase goods or services (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(vi) each Contract relating to Indebtedness incurred or provided by Company or any affiliate;

(vii) each Contract with any affiliate of Company;

(viii) each Contract with any customer of Company under which Company is obligated to sell products for a period of more than one (1) year after the date of this Agreement that is not terminable without penalty to Company; and

(ix) each Contract to which Company is a party with obligations of Company with respect to output from a specified geography or territory.

Each Contract of the type described in this Section 3.12(a) is referred to herein as a “Material Contract”

(b) All Material Contracts to which the Company is a party or by which the Company is bound are valid, binding, and enforceable in accordance with their terms and are in full force and effect, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity. The Company has performed all obligations imposed on it under such Material Contracts in all respects, and none of the Company, or any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company, or any other party thereunder. There is not any dispute with any other party to any Material Contract, nor is there any pending request for amendment of any Material Contract. The Company has not received any unresolved notification that any party to a Material Contract intends to cancel, terminate, modify, refuse to perform, or refuse to renew such Contract (if such Contract is renewable). The Company has made available to Parent accurate and complete copies of all Material Contracts.

Section 3.13 Properties. Company does not own, directly or indirectly, or has ever owned any interest in real property nor does Company hold title to any interest in real property. In addition, Company has not leased, directly or indirectly, or has it ever had an interest in any leased real property, including but not limited to, any leases, subleases or other occupancy agreements.

Section 3.14 Intellectual Property.

(a) Section 3.14 of the Disclosure Letter sets forth a true and accurate list of all Company Patents. “Company Patents” means (a) all provisional patent applications, patent applications, and patents owned or purported to be owned by Company, including those set forth in Attachment 1 to Appendix I attached hereto (the “Listed Patents”); (b) all provisional patent applications, patent applications, patents or other similar governmental grants or issuances worldwide (i) from which any of the Listed Patents directly or indirectly claims priority and/or (ii) for which any of the Listed Patents directly or indirectly forms a basis for priority; and (c) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisions, worldwide, of, and all patents and patent applications whose priority is based upon or in common with, any provisional patent application, patent application, patent or other governmental grant or issuance set forth in clauses (a) and/or (b).

(b) Title and Contest. Company is the exclusive legal and beneficial owner of and has good and marketable title to all Rights in Company Patents, including, without limitation, all right, title, and interest in and to:

i. Company Inventions;

ii. all rights to apply, in any or all countries of the world, for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type, or any other form of intellectual property right protection, with respect to any Company Invention, including, without limitation, the right to file for any patent applications under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

iii. any causes of action (whether currently pending, filed or otherwise) and all other enforcement rights and rights to remedies under, on account of, or related to, any Company Patents, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief. and (iii) other remedies of any kind for past, current and future infringement, misappropriation of violation of rights and all rights to sue for any of the foregoing;

iv. all rights to collect past and future royalties and other payments under, on account of, or related to any of the Company Patents and/or any of the foregoing clauses (i) through (iii); and

v. all other rights and interests worldwide, arising out of, in connection with or in relation to the Company Patents and/or the Company Inventions.

(c) Company, and previously the Shareholder Representative, obtained and properly recorded previously executed assignments for the Company Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations of the United States Patent and Trademark Office.

(d) Liens. The Company Patent Rights are free and clear of all Liens. There are no contracts, agreements, options, commitments, or rights with, to, or in any person to acquire any of the Company Patent Rights or any exclusive license or similar rights or authorizations to any of the Company Patents. Company and the Shareholder Representative not aware of any actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Company Patent Rights.

(e) Existing Licenses. Exhibit E sets forth a complete and accurate list of the agreements under which any rights, licenses or covenants not to sue have been granted to any third party under any of the Company Patents that would limit any rights of under the Company Patents (“Existing License Agreements”). None of the Company Patent Rights is or has been subject to any express or implied licensing obligations owed to any standards body or any similar organization or any Open Source License requirements. An “Open Source License” is any license for computer software that requires source code to be made available under terms that allow for modification and redistribution without the consent of, or without having to make payment to, the original owner ( e.g., the GNU GPL, LGPL, Mozilla Public License, or the Apache Software License).

(f) Restrictions on Rights. Company and the Shareholder Representative are not aware of any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Company Patent Rights because of any prior transaction related to Company Patent Rights.

(g) Validity and Enforceability. To the Knowledge of the Company, the Company Patents are not invalid or unenforceable under applicable law. None of the Company Patents has ever been found invalid or unenforceable, in whole or in part, for any reason in any administrative, arbitration, judicial or other proceeding, and no third party has threatened the filing of any such proceeding.

(h) Conduct. Company, its Affiliates and its and their officers, directors, employees, agents, or other representatives (“Representatives”) have not engaged in any conduct, or omitted to perform any necessary act, the result of which could render any Company Patent Right, invalid, unenforceable, abandoned or cancelled, including, without limitation, any misrepresentation of Company’s patent rights to a standard setting organization.

(i) Enforcement. None of the Company Patent Rights has been asserted against any third party in a way the third party has been accused of infringing one or more of the Company Patents, Company and the Shareholder Representative are not aware of any third-party infringing, misappropriating, or violating any Company Patents.

(j) Patent Office Proceedings. None of the Company Patents is a subject of any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or are known by Company or the Shareholder Representative to be threatened or reasonably likely.

(k) Fees. All maintenance fees, annuities and other similar payments that have been due or payable with respect to the Company Patents have been timely paid. Exhibit F sets forth a complete and accurate list of all maintenance fees, annuities, and other similar payments with respect to the Company Patents that will become due or payable within ninety (90) days after the Effective Date.

Section 3.15 Insurance.

(a) Section 3.15(a) of the Disclosure Letter sets forth an accurate and complete list of all insurance policies maintained by the Company as of the date of the Agreement (the “Policies”). Each Policy is in full force and effect and will continue in full force and effect following the consummation of the Transactions. Except as referenced in Section 3.15(a), the Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier. The Company maintains the Policies with a scope and amount sufficient to satisfy Applicable Law and all Contracts to which the Company is a party or by which the Company is bound.

(b) The Company has not done anything or omitted to do anything that would reasonably be expected to make any of the Policies void or voidable. No insurer under any of the Policies has disputed, or given any indication that it intends to dispute, the validity of any of the Policies on any grounds. No Claims have been made that are unresolved. No event, act or omission has occurred that requires notification under any of the Policies. Since Company’s date of incorporation, none of the insurers under any of the Policies has refused indemnity in whole or in part in respect of any Claims under the Policies.

Section 3.16 Brokers or Finders. The Company has not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions.

Section 3.17 Customers and Suppliers.

(a) Section 3.17(a) of the Disclosure Letter sets forth an accurate and complete list of the Company’s top ten (10) customers by revenue during the twelve (12) months prior to the date of this Agreement (each, a “Customer”), showing the approximate total revenues from each such Customer during the twelve (12) months prior to the date of this Agreement. No Customer has, during the twelve (12) months prior to the date of this Agreement, to the Knowledge of the Company, threatened to decrease or limit in any material respect, its purchase of Company products. The Company has not received any notice of, and, to the Knowledge of the Company, no circumstance exists that would cause the Company to reasonably expect, any material modification to the Company’s relationship with any Customer, nor is there or has there been, during the twelve (12) months prior to the date of this Agreement, any material dispute with or Claim by any Customer concerning the purchase or use of Company products.

(b) Section 3.17(b) of the Disclosure Letter sets forth an accurate and complete list of the Company’s top ten (10) suppliers, vendors, and other third-party service providers by the amount of payments made to each such Person during the twelve (12) months prior to the date of this Agreement (each, a “Material Third-Party Vendor”), showing the approximate total payments to each Material Third-Party Vendor during the twelve (12) months prior to the Agreement Date. No Material Third-Party Vendor has, during the twelve (12) months prior to the date of this Agreement, to the Knowledge of the Company, threatened to decrease or limit in any material respect, its supply or services to the Company. The Company has not received any notice of, and, to the Knowledge of the Company, no circumstance exists that would cause the Company to expect, any material modification to the Company’s relationship with any Material Third-Party Vendor, nor is there or has there been, during the twelve (12) months prior to the date of this Agreement, any material dispute with or Claim by any Material Third-Party Vendor concerning such Material Third-Party Vendor’s supply or services to the Company.

Section 3.18 Personal Property. Company has good and marketable title, free and clear of all Encumbrances (save and except those to be satisfied in full at Closing) and restrictions of any nature whatsoever (including leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, and other personal property, tangible or otherwise, reflected on the Company Balance Sheet or used in Company’s business as of the Company Balance Sheet Date even if not reflected thereon. Company’s personal property and leased property is sufficient for the conduct of Company’s business after Closing in substantially the same manner as conducted prior to Closing and constitutes all of the personal property necessary to conduct Company’s business as currently conducted.

Section 3.19 Data Privacy and Security.

(a) Company, in connection with its collection, storage, transfer, and/or use of any Personal Information, its business operations, and its offering of services, has implemented, maintained, and complies in all material respects with (i) Privacy and Security Laws; (ii) its own internal or external rules, policies, procedures, programs, or other notices relating to privacy, data protection, and the Processing of Personal Information and representations made to end users, clients, vendors and other third parties regarding the Processing of Personal Information (“Privacy and Security Policies”); and (iii) contracts, terms of use, or other representations related to Processing of Personal Information, including contracts with end users or other clients, as well as any required data processing agreements or agreements governing the international transfer of data (“Privacy Contracts”). Company monitors and maintains commercially reasonable physical, technical, organizational, and administrative security measures and has policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, acquisition, modification, use, and/or disclosure. Company has performed a security risk assessment no less frequently that annually that meets (i) prevailing industry standards for an entity of the same size and in the same industry as the Company; (ii) any requirements to perform security assessments under any Privacy and Security Laws; and (iii) any obligations to perform security assessments set forth in any Privacy Contracts to which Company is party. Company has taken commercially reasonable steps to address and remediate all material threats and deficiencies identified in each security risk assessment.

(b) Company is and has been in material compliance with all Privacy and Security Laws relating to data loss, theft, and breach of security notification obligations. Company has not received any claim, notice, inquiry, or demand from its clients, any Person, Governmental Authority, consumer advocacy groups, or industry or trade organizations, and no action, suit, or proceeding has been asserted or commenced alleging that Company is in violation of Privacy and Security Laws. Company has not been notified by any third-party vendor or service provider that the third-party vendor or service provider has suffered an unauthorized access to, use, modification, acquisition, disclosure of, or other misuse of any Personal Information or confidential information. Company has not had any breaches or lapses of security, denial of service attacks, nor any unauthorized access to, use, modification, acquisition, disclosure of, or other misuse of any Personal Information or confidential information. At no time has Company been required to, nor has Company chosen if not so required as noted herein, give notice to any end-user, customer, supplier, Government Entity, employee, data subject, or other person of any actual or alleged data security breach or data security failure or noncompliance with any Privacy and Data Security Law, in each case where such notice was required pursuant to any Privacy and Data Security Law, or Contract, or any policies or procedures of Company.

(c) To Company’s Knowledge, the execution, delivery, or performance of this Agreement by Company and the consummation of the transactions contemplated by this agreement will not (i) violate in any material respect any Privacy and Data Security Laws or contracts that are applicable to the processing of Personal Information by Company; (ii) require Company to provide any notice to, or seek any consent from any employee, customer, service provider, or other third party thereunder as it relates to Personal Information; or (iii) under Privacy and Data Security Laws or applicable contracts, restrict, impair, or limit the ability to use Personal Information after the Closing.

Section 3.20 Transactions with Affiliates. Other than as set forth on Section 3.20 of the Disclosure Letter, as of the Effective Date there are no transactions or relationships between, on one hand, the Company and, on the other hand, any (i) executive officer or director of Company any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the Company, or (iii) any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.21 Compliance with Regulation D. Company is aware that the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of Securities Act. Company understands that the Parent Common Stock not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration becomes or is available, and that the Parent Common Stock cannot be distributed in violation of the Securities Act and any applicable state securities laws. Company understands and has informed all of its Shareholders that it may not be possible for the shareholders to liquidate the Parent Common Stock readily and it may be necessary to hold the Parent Common Stock for an indefinite period. Company has not and shall not engage in any solicitation of any Company shareholder by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated by this Agreement. All of the Shareholders are Accredited Investors, and each has delivered to the Parent an Accredited Investor Certificate in substantially the form of Exhibit G (an “Accredited Investor Certificate”) confirming that such Shareholder is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) (an “Accredited Investor”) as well as acknowledging the following: (a) the Parent Common Stock that the Shareholder will acquire pursuant to this Agreement will be acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act or any applicable state securities laws; (b) the Shareholders will not distribute any of the Parent Common Stock in violation of the Securities Act or any applicable state securities laws; (c) the Shareholder is financially able to hold the Parent Common Stock for long-term investment; (d) the Shareholder recognizes that there are substantial risks involved in the Parent Common Stock, including risk of loss of the entire amount of the value of such Parent Common Stock; (e) the Shareholder can bear the economic risk of the loss of the entire value of the Parent Common Stock received; (f) the Shareholder has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of acquiring the Parent Common Stock in the Mergers; and (g) the Shareholder is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

Section 3.22 CARES Act. The Company has not received or guaranteed any payments under, nor has the Company participated in, any of the CARES Act relief funding programs, including without limitation, the Economic Injury Disaster Loan program or any similar funding issued by the Small Business Administration (SBA).

Section 3.23 Books and Records. The Company has made available to Parent accurate and complete copies of the Company’s (i) Governing Documents, and (ii) minute books from inception through the date of this Agreement. Such books and records accurately reflect, in all respects, all meetings of the shareholders and the board of directors of the Company (at which minutes were maintained), and all actions taken by written consent of the shareholders and the board of directors of the Company since the incorporation of the Company and, the minutes contained therein accurately reflect the events of and actions taken at such meetings.

Section 3.24 Complete Copies of Materials. Company has made available to Parent true, correct and complete copies of each document listed in the Disclosure Letter, including all related exhibits, schedules, statements of work, purchase orders, quotes and all amendments, supplements, modifications and side letters related thereto.

Section 3.25 Disclosure. No representation or warranty made by Company in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its Representatives under this Agreement, when read together in their entirety, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in light of the circumstances under which they were made.

Section 3.26 Reliance. Company makes the foregoing representations and warranties with the knowledge and expectation that Parent, Merger Sub I and Merger Sub II are placing reliance.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

In order to induce the Company to enter into and perform this Agreement, Parent, Merger Sub I and Merger Sub II represent and warrant to the Company as follows:

Section 4.01 Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Merger Sub I is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, wholly owned by Parent. Merger Sub II is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, wholly-owned by Parent. Merger Sub II is disregarded for income tax purposes as an entity separate from Parent in accordance with Treasury Regulations Section 301.7701-3(b)(1)(ii).

Section 4.02 Authority and Enforceability. Each of Parent, Merger Sub I and Merger Sub II has full corporate power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent, Merger Sub I and Merger Sub II and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with its terms, and each of the other Operative Documents to which Parent, Merger Sub I or Merger Sub II is (or will be) a party, when executed by Parent, Merger Sub I or Merger Sub II, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I or Merger Sub II in accordance with its terms except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

Section 4.03 No Approvals; No Conflicts. The execution, delivery, and performance by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the other Operative Documents to which Parent, Merger Sub I or Merger Sub II is (or will be) a party and the consummation by each of Parent, Merger Sub I and Merger Sub II of the Transactions do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) Applicable Law,

(b) require any consent, approval or authorization of, declaration, filing, or registration with, or notice to, any Person, other than the filing of the Agreement of Merger, which has not (or prior to the Closing will not have) been obtained or (c) conflict with or result in a breach of or constitute a default under any provision of the constituent documents of Parent, Merger Sub I or Merger Sub II .

Section 4.04 Litigation. As of the date of this Agreement, there is no Claim pending (or, to the knowledge of Parent, being threatened in writing) against Parent, Merger Sub I or Merger Sub II, that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the transactions contemplated by this Agreement or that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries are in compliance with all Applicable Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

Section 4.05 No Prior Activities of Merger Sub I and Merger Sub II. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Mergers, Merger Sub I and Merger Sub II have not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.06 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent, Merger Sub I or Merger Sub II to consummate the Mergers and the transactions contemplated hereby, which shall not have been obtained at or prior to Closing.

Section 4.07 Brokers or Finders. Neither Parent nor Merger Sub I or Merger Sub II has, directly or indirectly, incurred any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions based on arrangements made by or on behalf of Parent, Merger Sub I or Merger Sub II under which any Shareholder will be liable.

Section 4.08 Parent Capital Structure; Parent Common Stock.

(a) The authorized capital stock of Parent consists of 180,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value of $0.0001 (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on November 10, 2021, (i) 19,597,419 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in Parent’s treasury, and

(iii) no shares of Parent Preferred Stock were issued and outstanding.

(b) The Parent Common Stock issued hereunder, when issued in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NBCA, the Parent’s certificate of incorporation, by-laws or any other contract or agreement to which Parent is a party or otherwise bound. Assuming the satisfaction of the conditions to Closing set forth in Section 6.02(h), below, and the accuracy of the Company’s representation in Section 3.22, the issuance by Parent of the Parent Common Stock under the terms of this Agreement will comply in all material respects with all Applicable Law, including federal, state and non-U.S. securities laws and regulations.

Section 4.09 Reporting Documents; Undisclosed Liabilities.

(a) Parent has furnished or filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2019 (such documents, being collectively referred to as the “Parent Reporting Documents”).

(b) Each Parent Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such Parent Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in all material respects in accordance with GAAP (except, as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Parent nor Merger Sub I or Merger Sub II has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities that are reflected or reserved against on the balance sheet in the Parent Annual Report on Form 10-K for the period ended December 31, 2020 (including any notes thereto), (ii) liabilities that were incurred or arose since December 31, 2020 in the ordinary course of business of Parent, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) other liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent) has made all applicable certifications required by Rule 13a-14 or 15d- 14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent Reporting Documents, and the statements contained in such certifications were true and correct in all material respects at the time made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Parent nor any Parent Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2019, none of Parent, Parent’s independent accountants, Parent’s Board of Directors or the audit committee of said Board has received any oral or written notification of any (i) “material weakness” in the internal controls over financial reporting of Parent or (ii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

Section 4.10 Absence of Certain Changes or Events. From September 30, 2021, to the date of this Agreement:

(a) each of Parent and each Parent Subsidiary has conducted its respective business in the ordinary course in all material respects;

(b) there has been no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(c) there has been no material adverse change in the business conduct or operations of Parent.

Section 4.11 Disclaimer. Except for the representations and warranties contained in this ARTICLE 4, neither Parent, Merger Sub I, Merger Sub II, nor any other Person on its behalf makes any other express or implied representation or warranty on behalf of Parent, Merger Sub I or Merger Sub II, and any such other representations or warranties are hereby expressly disclaimed.

Section 4.12 Tax Treatment. None of Parent, Merger Sub I or Merger Sub II has any knowledge of any facts, and has not knowingly taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 5
COVENANTS

Section 5.01 Consents; Notices. Company will promptly (a) apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Governmental Consents and all third-party consents, approvals, assignments, waivers, authorizations, or other certificates set forth on Schedule 5.02, (b) provide all notices set forth on Schedule 5.02, and (c) make all filings required with respect to Company for the consummation of the Merger. To the extent Parent becomes aware after the date of this Agreement of any Governmental Consents or other third-party consents to the Transactions required by Applicable Law or any Contract applicable to Company and not disclosed in Section 3.04 of the Disclosure Letter, Company will promptly seek, and use commercially reasonable efforts to obtain, such consents. The parties agree (a) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing.

Section 5.02 Tax Matters.

(a) For U.S. federal income Tax purposes, it is intended that (i) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and each of Company, Parent, Merger Sub I and Merger Sub II shall use its commercially reasonable efforts to so qualify, (ii) with respect to the Mergers, this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (iii) with respect to the Mergers, Parent and Company shall each be a party to the reorganization within the meaning of Section 368(b) of the Code. Notwithstanding the foregoing, Parent makes no representations or warranties to Company or to any Shareholder regarding the Tax consequences to Company or any Shareholder of the transactions contemplated by this Agreement. Each of Company and each Shareholder has had an opportunity to review with its own Tax advisors the Tax consequences to it of the transactions contemplated by this Agreement. Each Shareholder understands that it must rely solely on its advisors and not on any statements or representations by Parent, Merger Sub, Company or any of their respective Representatives), and that such Shareholder shall be solely responsible for any Taxes imposed on or with respect to such Shareholder as a result of or in connection with the transactions contemplated by this Agreement. The parties to this Agreement shall prepare all Tax Returns, and take actions in the course of any Tax audit, Tax review or Tax litigation relating thereto, consistent with this Section 5.02(a) unless otherwise required pursuant to a change in Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code.

(b) Shareholder Representative shall prepare, or cause to be prepared and timely file or cause to be timely filed all income Tax Returns for Pre-Closing Tax Periods that are required to be filed by Company with a due date (giving effect to any valid extensions thereof) after the Closing Date (“Shareholder Tax Returns”). Such Shareholder Tax Returns shall be prepared in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing such Shareholder Tax Returns except to the extent required otherwise by Applicable Law; provided that: (i) before filing any such Shareholder Tax Return, Shareholder Representative shall provide Parent with a copy of such Shareholder Tax Return at least thirty (30) days prior to the due date for filing such Shareholder Tax Return (giving effect to any valid extensions thereof), for Parent’s review and comment, and (ii) no such Shareholder Tax Return shall be filed without the consent of Parent, such consent not to be unreasonably withheld, conditioned, or delayed. Shareholder Representative shall on behalf of the Shareholders pay to Parent all Taxes reflected on any Shareholder Tax Return at least five (5) days prior to the due date for the filing of such Shareholder Tax Returns.

(c) Parent shall prepare, or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Pre-Closing Tax Periods and any Tax Returns for Straddle Periods, that are required to be filed by the Company with a due date (giving effect to any valid extensions thereof) after the Closing Date (other than Shareholder Tax Returns). Such Tax Returns that relate solely to a Pre-Closing Tax Period shall be prepared in a manner consistent with positions taken, methods used, and elections made in prior periods in filing such Tax Returns except to the extent otherwise required by applicable Law; provided that, solely to the extent the Shareholders would reasonably be expected to have any material liability for Pre-Closing Taxes hereunder with respect to such Tax Return: (i) before filing any such Tax Return, Parent shall provide Shareholder Representative with a copy of such Tax Return at least thirty (30) days prior to the due date for timely filing such Tax Return (giving effect to any valid extensions thereof); (ii) Parent shall consider in good faith any timely and reasonable comments of Shareholder Representative to such Tax Returns; (iii) Shareholder Representative shall on behalf of the Shareholders pay to Parent the amount of its indemnification obligation pursuant to Section 7.02(c) related to such Tax Returns at least five (5) days prior to the due date for the filing of such Tax Returns.

(d) With respect to a Straddle Period, the Taxes that shall be treated as attributable to a Pre-Closing Tax Period shall be determined as follows: (i) the amount of ad valorem, property, or other similar Taxes imposed on a periodic basis that relate to the portion of such Straddle Period through the end of the Closing Date will be deemed to be the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such entire Straddle Period, and (ii) to the extent such Tax is measured by income or receipts or otherwise not described in clause (i) above, such Tax shall be allocated based on a closing of the books as of the close of business on the Closing Date.

(e) After the Closing, Shareholder Representative (at the sole cost and expense of the Shareholders) shall have control all applicable Tax Proceedings related to a Shareholder Tax Return solely relating to a Pre-Closing Tax Period (each a “Shareholder Tax Proceeding”); provided that: (i) Parent may at its own expense participate in the proceedings related to such Tax Proceeding, (ii) Shareholder Representative shall keep Parent reasonably and timely informed with respect to the commencement, status and nature of such Tax Proceeding, (iii) Shareholder Representative shall consider in good faith any reasonable comments proposed by Parent that are related to the defense of such Tax Proceeding, and (iv) Shareholder Representative shall not agree to any settlement or resolution of any such Tax Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). All Tax Proceedings with respect to the Company, other than a Shareholder Proceeding for any Pre- Closing Tax Period or a Straddle Period shall be controlled by Parent; provided that with respect to any such Tax Proceeding for which the Shareholders are reasonably expected to have a material indemnification obligation pursuant to this Agreement, (w) Shareholder Representative, at the Shareholders’ expense, may participate in the proceedings related to such Tax Proceeding, (x) Parent shall keep Shareholder Representative reasonably and timely informed with respect to the commencement, status and nature of such Tax proceeding, (y) Parent shall consider in good faith any reasonable comments proposed by Shareholder Representative that are related to the defense of such Tax Proceeding, and (z) Parent shall not agree to any settlement or resolution of any such Tax Proceeding without the prior written consent of Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent that the provisions of this Section 5.02(e) and Section 7.05 conflict, this Section 5.02(e) shall control with respect to Tax matters.

(f) From and after the Closing, the parties shall cooperate fully, as and to the extent reasonably requested by the other party, in preparing for any Tax Proceedings and any Tax Returns of the Company relating to Pre-Closing Tax Periods. Such cooperation shall include, upon such other party’s request, the provision of books and records reasonably relevant to the Company and any related Tax Returns or Tax Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the Mergers and the other transactions undertaken pursuant to this Agreement, together with any interest, penalties or additions to such Taxes (collectively, the “Transfer Taxes”), shall be paid by the Shareholders. The Shareholder Representative and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

(h) All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, no Person shall be bound thereby or have any liability thereunder.

Section 5.03 Resignation of Officers and Directors. At the written request of Parent (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall cause any so requested officer and member of the boards of directors of Company to tender his/her resignation from such position effective immediately prior to the Closing Date and in the event any such individual does not tender his/her resignation, Company shall take such actions necessary to remove such individuals from such positions.

Section 5.04 Covenant Not to Sue. Each Party (including, for the avoidance of doubt, the Shareholder Representative) shall not, and shall cause its Affiliates not to, assert any claim for infringement of any Party-owned or licensed Patents against the other Party, any of its Affiliates or any of their respective successors, assigns, customers, users, licensees, service providers, distributors, retailers or direct or indirect suppliers.

Section 5.05 Intellectual Property Rights. From and after the Closing Date, Company and the Shareholder Representative agree to promptly execute, upon request by Parent, any lawful documents and perform any lawful acts which may be deemed necessary to secure valid title to the Company Patents, execute inventor oaths or declarations, make proper claims of priority and other documents and acts as may be necessary and proper with respect to the Company Patents for aiding in securing and maintaining proper patent protection.

Section 5.06 Audits. From and after the Closing Date, Company and the Shareholder Representative agree to cooperate with and promptly furnish to Parent any and all information needed for any audits of the Company by any Governmental Authority.

ARTICLE 6
CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. By entering into this Agreement, each of the Shareholders hereby approves in all respects this Agreement, the Transactions, the form, terms and provisions of all exhibits, annexes and schedules attached hereto, any and all ancillary documents, and the consummation of the Transactions.

(b) Consents. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Nevada, all Governmental Consents that are legally required to be obtained or provided for the consummation of the Mergers and the other Transactions will have been obtained or provided, other than such Governmental Consents as Parent and Company agree in writing Company will not seek to obtain.

(c) Listing. The shares of Parent Common Stock issuable as Merger Consideration on or following the Effective Time, shall have been approved for listing on Nasdaq, if legally required subject to official notice of issuance.

(d) No Legal Restraints. No Applicable Law and no judgment, order or decree issued by any court or tribunal of competent jurisdiction (collectively, the “Legal Restraints”) shall have come into effect or have been issued and, in either case, be in effect, in each case that prevents, makes illegal or prohibits the consummation of the Merger.

Section 6.02 Conditions to Obligation of Parent. The obligations of Parent, Merger Sub I and Merger Sub II to consummate the Mergers are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Company contained in this Agreement (except for the Fundamental Representations) (i) shall have, if qualified as to materiality, been true and correct in all respects, and, if not so qualified, been true and correct in all material respects, when made. The Fundamental Representations of the Company shall be true and correct in all respects when made.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by an executive officer of Company to such effect.

(c) Governmental Approvals and Consents. All transfers of Company Permits and all approvals of or notices to any Governmental Entity, the granting or delivery of which is necessary for the consummation of the Transactions, or for the continued operation of the Company, shall have been obtained or made, as applicable.

(d) Company Closing Certificate. Company shall have delivered to Parent, at or prior to the Closing, a certificate signed on behalf of Company by an executive officer of Company and dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the conditions set forth in Section 6.02(a), (b) and (c) have been satisfied.

(e) Company Officer Certificate. Company shall have delivered to Parent, at or prior to the Closing, a certificate executed by the President or Secretary of the Company, dated as of the Closing Date, certifying (i) the Articles of Incorporation in effect as of immediately prior to the Closing, (ii) the Bylaws in effect as of immediately prior to the Closing and (iii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the Transactions.

(f) Resignation Letters. Company shall have delivered to Parent, at or prior to the Closing, the written resignation of each director and officer of the Company and, as requested by Parent, its Subsidiaries (in their capacities as such), which resignations shall be effective as of the Closing Date, in a form reasonably satisfactory to Parent.

(g) Consideration Spreadsheet. Company shall have delivered to Parent the Consideration Spreadsheet and corresponding Payment Certificate.

(h) Accredited Investor Certificates. Company shall have delivered to Parent, prior to the Closing, the Accredited Investor Certificates from all of the Shareholders.

(i) Company Patents. Company shall have delivered a completed docketing spreadsheet with respect to the Company Patents.

(j) List of Prosecution Counsel. Company shall have delivered a List of Prosecution Counsel for the Company Patents.

(k) Prosecution History and Patent Evaluation Files. Company shall have delivered electronic copies of the Prosecution History and Patent Evaluation Files in the possession of Company for the Company Patents. Within ten (10) days after the Effective Date. Company shall send to Parent, via Federal Express or other reliable overnight delivery service or by hand delivery, complete copies of the Prosecution History and Patent Evaluation Files in the possession of Company (or in its counsel’s possession) for the Company Patents, including, without limitation, any certificates of patents (to the extent in Company’s or its counsel’s possession).

(l) Good Standing Certificate. Company shall have delivered to Parent, at or prior to the Closing, a certificate from the Secretary of State of the State of Delaware, dated within five (5) Business Days prior to the Closing Date, certifying that the Company is in good standing.

(m) FIRPTA Certificate. Company shall have delivered to Parent (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for the Parent to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a certification that the shares of Company Common Stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to the Parent for purposes of satisfying the Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company.

(n) Lock-Up Agreements. Company shall have delivered to Parent the Lock-Up Agreements, duly executed by the Shareholders.

Section 6.03 Conditions to Obligation of Company. The obligation of Company to consummate the Mergers is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement shall have been true and correct in all material respects when made.

(b) Performance of Obligations of Parent, Merger Sub I and Merger Sub II. Parent, Merger Sub I and Merger Sub II shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed by an executive officer on behalf of Parent, Merger Sub I and Merger Sub II to such effect.

(c) Parent Closing Certificate. Parent shall have delivered to Company, at or prior to the Closing, a certificate signed on behalf of Parent by an officer of the Parent and dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the conditions set forth in Section 6.03(a), (b), and (c) have been satisfied.

(d) Good Standing Certificate. Parent shall have delivered to Company, at or prior to the Closing, a certificate from the Secretary of State of the State of Nevada, dated within five (5) Business Days prior to the Closing Date, certifying that Parent is in good standing, and certificates from the Secretary of State of the State of Nevada certifying that Merger Sub I and Merger Sub II are in good standing.

(e) Lock-Up Agreements. Parent shall have delivered to the Company the Lock-Up Agreements, duly executed by Parent.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

Section 7.01 Survival of Representations, Warranties, and Covenants. The representations and warranties contained in this Agreement or in any certificate delivered pursuant to Section 6.02 or Section 6.03 shall survive for a period of eighteen (18) months after the Closing Date, other than the Fundamental Representations which shall survive for the applicable statute of limitations. The covenants and agreements contained in this Agreement will survive until performed in accordance with their terms, but no right to indemnification pursuant to this ARTICLE 7 in respect of any Indemnification claim based upon any Breach of a covenant or agreement shall be affected by the expiration of such covenant or agreement. The applicable survival period pursuant to this Section 7.01 is referred to as the “Survival Period”.

Section 7.02 Indemnification in Favor of Parent. Subject to the limitations set forth in this ARTICLE 7, the Shareholders, severally but not jointly, shall indemnify, defend, and hold Parent and its officers, directors, employees, agents, and Affiliates (each, an “Indemnified Party”), harmless from and against, and shall reimburse any and all losses, damages, liabilities, Orders, settlement payments, Taxes, fines, penalties, costs, and expenses (including reasonable out-of-pocket legal and accounting fees and expenses), whether or not involving a Third-Party Claim (collectively, “Losses”), in an amount equal to their respective pro rata share of such Losses (based on the amount of Merger Consideration received by such Shareholder as compared to all of the Shareholders) directly or indirectly, arising out of, resulting from, or in connection with:

(a) any Breach of any representation or warranty made by the Company in ARTICLE 3 of this Agreement (when read together with the Disclosure Letter) or in any certificate delivered under Section 6.02, in each case, as of the date of this Agreement and as of the Closing (or, if made as of a specific date, as of such specific date);

(b) any Breach by the Company of any covenant or other obligation in this Agreement or any Breach following the Closing by the Shareholder Representative of any covenant or other obligation in this Agreement;

(c) any and all Pre-Closing Taxes;

(d) any Company Transaction Expenses and any Indebtedness of the Company of the Closing Date;

(e) any inaccuracy in the Consideration Spreadsheet, any Claims by any current or former holder (or purported holder) of any Equity Interests, arising out of, resulting from or in connection with the allocation of the Merger Consideration or any portion thereof that differs from that specified on the Consideration Spreadsheet or any Transaction Litigation;

(f) any liabilities or obligations of Company not disclosed in the Agreement;

(g) any Fraud by or on behalf of the Company with respect to the representations and warranties made by the Company in ARTICLE 3 of this Agreement or any certificate delivered under Section 6.02 (a “Fraud Claim”).

Section 7.03 Limitations and Adjustments.

(a) Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to make an Indemnification Claim for Losses arising out of, resulting from or in connection with the matters listed in Section 7.02(a) (other than Losses arising out of, resulting from, or in connection with a Fraud Claim or any Breach of the Fundamental Representations) unless the aggregate amount of all such Losses exceeds $35,000 (the “Basket”), in which case the Indemnified Party may make an Indemnification Claim for all Losses (including the amount of the Basket) in an amount up to $300,000.00 (the “Cap”), subject to the limitations set forth in this ARTICLE 7; provided, that for Fundamental Representations, the indemnified Party may make an Indemnification Claim for all Losses in an amount up to the Merger Consideration. For the avoidance of doubt, the Basket and Cap shall not apply to any other Losses or Indemnification Claims therefor.

(b) The obligations of the Shareholders under Section 7.02 shall be satisfied as described in Section 7.07 below. No Claim for contribution or other Claim shall be made by any Seller against the Company, Parent or any of their respective Affiliates for Losses for which an Indemnified Party makes an Indemnification Claim.

(c) For purposes of determining whether a Breach has occurred and the amount of Losses under Section 7.02, all qualifications and limitations as to materiality, Material Adverse Effect, and words of similar import shall be disregarded (except for the definition of “Material Contract”); provided that with respect to Fundamental Representations any qualifications and limitations as to materiality, Material Adverse Effect, and words of similar import shall be disregarded in calculating the amount of any Losses but not with respect to determining Breach.

(d) The representations and warranties of the Company contained in this Agreement, any other Operative Document, or in any certificate delivered pursuant hereto or thereto shall not be deemed waived, modified, or otherwise affected, nor shall the survival of any such representations and warranties be deemed reduced, truncated, or otherwise limited, by any investigation made or any knowledge possessed or acquired by Parent or by any of its directors, officers, employees, consultants, Representatives or agents (or that could have been discovered by any of the foregoing, whether by any investigation made by or on behalf of Parent into the affairs of the Company or otherwise) prior to or after the Closing with respect to (i) the truth and accuracy of any such representations and warranties or (ii) any facts, matters, or circumstances that may give rise to an Indemnification Claim, and no Indemnification Claim made hereunder shall be limited on the basis thereof. The Shareholders acknowledge and agree that Parent is expressly relying on the representations and warranties of the Company contained in this Agreement, any other Operative Document, and in any certificate delivered pursuant hereto or thereto.

(e) The amount of Losses related to any Indemnification Claim shall be paid to the applicable Indemnified Party in full, without any set off, counterclaim, restriction, or condition and without any deduction or withholding (except as may be required by Applicable Law or as otherwise agreed).

(f) (i) All Losses shall be calculated net of the amount of any recoveries actually received by an Indemnified Party from an unaffiliated, third party under any existing unaffiliated, third party insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual recovery or collection costs and reserves, expenses, deductibles, reimbursement obligations, premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Party), or other costs related to the insurance, indemnification, or contribution arrangement incurred or paid to procure such recoveries) in respect of any Losses suffered, paid, sustained, or incurred by any Indemnified Party; provided that, except as provided in Section 7.03(g)(ii), below, neither Parent, the Surviving Company, nor any of their respective Affiliates will have any obligation hereunder to take any action to obtain such payments or to obtain or maintain any such insurance policies or indemnification or contribution arrangements.

(g) Any claim for Losses will be calculated without regard to (and shall not include) any speculative, exemplary, and punitive damages, except to the extent such damages are awarded to a third party in a Third-Party Claim.

(h) Any liability for indemnification under this ARTICLE 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate, or certification.

(i) Following the Closing, this ARTICLE 7 shall constitute the sole and exclusive remedy for recovery of monetary Losses by the Indemnified Parties for all indemnifiable matters or other breaches under this Agreement (including any certificates delivered pursuant to this Agreement). All applicable statutes of limitations or other claims periods with respect to claims for Losses shall be shortened or lengthened to the applicable claims periods and survival periods set forth herein. Notwithstanding the foregoing, nothing in this Agreement shall limit the remedies of Parent or the Surviving Company under any other Operative Document.

Section 7.04 Procedure for Indemnification.

(a) The period during which Indemnification Claims may be made pursuant to Section 7.02 shall be the applicable Survival Period.

(b) An Indemnified Party shall give written notice (a “Claim Notice”) of any Indemnification Claim by or on behalf of any Indemnified Party to the Shareholder Representative, reasonably promptly, but in any event if such Indemnification Claim relates to the assertion against an Indemnified Party of any Third-Party Claim, within thirty (30) days after receipt by such Indemnified Party of written notice of a Legal Proceeding relating to such Third-Party Claim, except that the failure to so notify the Shareholder Representative within such time period shall not impair the right of the Indemnified Party to recover hereunder, except to the extent that the Shareholder Representative demonstrates that its ability to resolve such Indemnification Claim is materially and adversely affected thereby. The Claim Notice will specify in reasonable detail (based on the information then-possessed by Parent) the nature of the Indemnification Claim and the amount of Losses associated therewith, if known, and otherwise a reasonable estimate of the amount of the anticipated Losses associated therewith, if capable of being estimated.

(c) Unless the Shareholder Representative contests the Indemnification Claim in writing delivered to the Indemnified Party within thirty (30) days after receipt of a Claim Notice and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnified Party shall, subject to the other terms of this Section 7.04, be paid the amount of Losses related to such Indemnification Claim or the uncontested portion thereof. If the Shareholder Representative has delivered a timely written notice disputing an Indemnification Claim, then the Indemnified Party and the Shareholder Representative shall attempt in good faith for a thirty (30)- day period following the Indemnified Party’s receipt of such written notice to resolve such disputed Indemnification Claim. Any disputed Indemnification Claim shall be resolved either (i) in a written agreement signed by Parent and the Shareholder Representative or (ii) by the final, non-appealable decision of a court resolving such disputed Indemnification Claim.

Section 7.05 Third-Party Claims. In the event that Parent becomes aware of a Third- Party Claim that Parent in good faith believes may result in a claim for Losses by or on behalf of an Indemnified Party, Parent shall have the right in its sole discretion to determine and conduct the defense of and, subject to the proviso hereto, to settle or otherwise resolve such Third-Party Claim, and the costs and expenses incurred by Parent or its Affiliates in connection with defense, enforcement, settlement, or resolution (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees, and court or arbitration costs) shall be included in the Losses for which Parent shall be entitled to receive indemnification pursuant to an Indemnification Claim made hereunder, and such costs and expenses shall constitute Losses subject to indemnification under Section 7.02 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from, or was in connection with a matter listed in Section 7.02; provided, however, that Indemnified Parties shall not agree to any settlement or resolution of any such Third- Party Claim without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed and which consent shall be deemed to have been given unless the Shareholder Representative shall have objected within thirty (30) days after a written request therefor by Parent). The Shareholder Representative shall have the right to receive, and Parent shall reasonably promptly provide to the Shareholder Representative, copies of all pleadings, notices, and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, and Parent shall keep the Shareholder Representative reasonably apprised of the status of such Third- Party Claim and the defense thereof, and shall consider in good faith recommendations made by the Shareholder Representative with respect thereto. The Shareholder Representative and its Affiliates may participate in any Third-Party Claim or any action related to such Third-Party Claim at its own cost and expense. In the event that the Shareholder Representative has consented to the amount of any settlement or resolution by Parent of any such Third-Party Claim, or if the Shareholder Representative shall have been determined by a court of competent jurisdiction to have unreasonably withheld, conditioned, or delayed its consent to the amount of any such settlement or resolution, neither the Shareholder Representative nor any Shareholder shall have any power or authority to object under this ARTICLE 7 to the amount of any Indemnification Claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement or resolution.

Section 7.06 No Implied Representations. The parties acknowledge that, except for the representations and warranties expressly set forth in any Operative Document to which a Person is a party (and in the capacity of such Person as may be limited therein), no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations or warranties whatsoever regarding the Company, express or implied and Parent is not relying upon, any such representations or warranties whatsoever regarding the Company in this Agreement. Except as expressly provided in Article 3 of this Agreement (when read together with the Disclosure Letter) or any certificate delivered pursuant to Section 6.03, the Company has not made and is not making, and Parent is not relying upon, any representations or warranties whatsoever regarding the Company, express or implied, in connection with this Agreement. Parent hereby acknowledges and agrees that, except for the representations and warranties expressly provided in this Agreement (when read together with the Disclosure Letter) or any certificate delivered pursuant to Section 6.03, neither the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to estimates, projections, forecasts, forward-looking statements or business plans, in each case regarding the Company or its business or operations.

Section 7.07 Payment; Ordering.

(a) If uncontested, or once resolved either by agreement or receipt of an Order of a court of competent jurisdiction in accordance with Section 9.08, the amount of Losses (subject to the limitations set forth in Section 7.03) related to any Indemnification Claim shall be paid to the respective Indemnified Party no later than two (2) Business Days after it has been established that such Indemnified Party is entitled to such payment under this ARTICLE 7.

(i) In the case of any Losses arising from a claim pursuant to this ARTICLE 7, subject to the other provisions of this ARTICLE 7, any Indemnified Party shall seek payment and recoveryF from delivery by the Shareholders to Parent of the Acquisition Shares, valued under the same method as the Parent Share Price is determined, but using the 30 day period immediately prior to the date of application of such shares against the indemnification obligation. In such event, Parent shall instruct its transfer agent to update the stock register of Parent to reflect any such re-issuance. For the avoidance of doubt, in the event that any Shareholder is required to return Acquisition Shares to Parent pursuant to the terms of this 0, each such Shareholder agrees to take all such actions as are reasonably necessary to promptly effect such return. Further, for purposes of giving effect to the foregoing agreements regarding indemnification, each Shareholder agrees that such Shareholder shall not, directly or indirectly, transfer, assign, convey, sell, pledge, encumber or otherwise dispose of any Acquisition Shares other than in compliance with the terms of their respective Lock-Up Agreements.

(i) (ii) In the event that there are one or more disputed or otherwise non-resolved claims under Section 7.02(a) of this Agreement relating to non- Fundamental Representations as of the day before the eighteen (18) month anniversary of this Agreement, each Shareholder agrees to retain such number of Acquisition Shares (under the terms and as if subject to such Stockholder’s Lock-Up Agreement) with a value equal to what such Shareholder’s aggregate obligation for all such claims (as determined pursuant to this Article 7) would have been had all such claims been paid in full on such date. All such Acquisition Shares shall continue to be so held until such time as each such claims is finally resolved. Upon resolution of any such claim, such Stockholder shall deliver such number of Acquisition Shares as represents such Shareholder’s indemnity obligation relating to such claim based on the valuation conducted pursuant to the first sentence of this Section 7.07(b)(ii) and the remaining Acquisition Shares relating to such claim held by the Shareholder, if any, shall be released from the foregoing obligation. In addition, in the event that any claim arises under Section 7.02(a) relating to a Fundamental Representation at any time, each Shareholder agrees to so retain such number of Acquisition Shares valued on the same basis as of the date such claim arises until such claim is finally resolved.

ARTICLE 8

AMENDMENT, AND WAIVER

Section 8.01 Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.02 Extension; Waiver. At any time prior to the Effective Time, Parent may (in its sole discretion) (a) extend the time for the performance of any of the obligations or other acts of Company, (b) waive any inaccuracies in the representations and warranties made by Company contained in this Agreement or in any document delivered by Company pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Company contained in this Agreement or (d) waive the satisfaction by Company of any of the conditions to Parent’s and Merger Sub’s obligations contained in this Agreement. At any time prior to the Effective Time, Company may (in its sole discretion) (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (b) waive any inaccuracies in the representations and warranties made by Parent or Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Parent or Merger Sub contained in this Agreement or (d) waive the satisfaction by Parent or Merger Sub of any of the conditions to Company’s obligations contained in this Agreement. No extension or waiver by Parent shall require the approval of the stockholders of Parent unless such approval is required by Applicable Law, and no extension or waiver by Company shall require the approval of the stockholders of Company unless such approval is required by Applicable Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01 Transaction Expenses. Except as otherwise provided in this Agreement, each party will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including financial advisors’, attorneys’, accountants’, and other professional fees and expenses in connection with the Transactions.

Section 9.02 Publicity. Following the Closing, except as otherwise required by Applicable Law or applicable securities exchange rules or with the written consent of the Shareholder Representative and Parent, no press releases or other public announcements concerning the Transactions or the other transactions will state the amount of the Merger Consideration.

Section 9.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, Merger Sub I or Merger Sub II, to:

DatChat, Inc.

204 Neilson Street

New Brunswick, NJ 08901

Attention: Darin Myman

Email: dmyman@datchats.com

with a copy to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112-0015

Attention: Richard Friedman

Email: Rafriedman@sheppardmullin.com

(b)	if to Company, to:

Avila Security Corporation

6643 Madison McLean Drive

McLean, VA 22101

Attention: Troy Taggart

Email: tgtags@gmail.com

with a copy to:

Dunlap, Bennett & Ludwig, LLP

8300 Boone Blvd, Suite 250

Vienna, VA 22182

Attention: Roy Morris

Email: rmorris@dbllawyers.com

(c)	if to Shareholder Representative, to:

Avila Technology, LLC

1750 Tysons Blvd., Suite 1500

Tysons, VA 22102

Attention: Deborah Z. Bernardi

Email: debbernardi52@gmail.com

with a copy to:

Dunlap, Bennett & Ludwig, LLP

8300 Boone Blvd, Suite 250

Vienna, VA 22182

Attention: Roy Morris

Email: rmorris@dbllawyers.com

Section 9.04 Disclosure Letter. The parties hereto agree that any reference in a particular Section of the Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent from the face of the disclosure. The mere inclusion of an item in either the Disclosure Letter as an exception to a representation or warranty (or covenants as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

Section 9.06 Entire Agreement. This Agreement (including the Disclosure Letter and all other Annexes, Exhibits and Schedules hereto), the other Operative Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.07 Assignment; Parties in Interest. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement, may be assigned by operation of law or otherwise, and any such assignment shall be null and void except that any or all rights, interests, or obligations of Parent, Merger Sub I and Merger Sub II may be assigned to one or more Affiliates or to a successor or acquirer of Parent (or Affiliate thereof), so long as such assignment does not relieve Parent, Merger Sub I or Merger Sub II of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except that ARTICLE 7 is intended to benefit the Indemnified Parties).

Section 9.08 Governing Applicable Law; Jurisdiction; Waiver of Jury Trial. Except as required by the NBCA, the DGCL, the DLLCA or the Nevada LLC Act with respect to the Mergers, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Nevada. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS, THE TRANSACTIONS, OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF AND THEREOF.

Section 9.09 Headings; Construction. The table of contents and headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of Article 2, any reference to the “Company” or any “Subsidiary” shall include any applicable predecessor entity. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole, including all annexes, exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Annexes, Exhibits, Sections, or Schedules, such reference shall be to an Article, Annex, Exhibit, Section, or Schedule to this Agreement unless otherwise indicated. For purposes of ARTICLE 3, the words “provide,” “deliver,” “made available,” “furnish,” and similar terms in this Agreement shall mean provide in that certain virtual data room titled “DBL External Share-Avila Dataroom” on SharePoint/Dropbox.com at least two (2) Business Days prior to the date of this Agreement and not removed from such virtual data room prior to the Closing Date. Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not Breached shall not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant. All accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP. References to clauses without a cross-reference to a Section or subsection are references to clauses with the same Section or, if more specific, subsection. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement in respect of payments shall be rounded to the nearest whole United States cent.

Section 9.10 Counterparts. This Agreement may be executed and delivered in one or more counterparts, delivered and executed either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. No counterpart shall be effective unless and until each party has executed at least one counterpart.

Section 9.11 Remedies. Each of Parent, the Company, the Shareholder Representative and each of the Shareholders acknowledges and agrees that the other would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is Breached. Accordingly, each of Parent, the Company, the Shareholder Representative and each of the Shareholders agrees that the other such parties shall be entitled to an injunction to prevent Breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity. Notwithstanding anything to the contrary herein, in no event will Parent’s liability hereunder exceed an amount equal to the Merger Consideration (as calculated and determined in accordance herewith and as of the date of this Agreement).

Section 9.12 Waiver. Parent may (a) extend the time for the performance of any obligation of the Company, any Shareholder, or the Shareholder Representative under this Agreement, (b) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement (which waiver will not in any manner affect the rights of the Indemnified Parties under ARTICLE 7), or (c) waive compliance by the Company, any Shareholder, or the Shareholder Representative with any agreement or condition contained in this Agreement (which waiver will not in any manner affect the rights of the Indemnified Parties under ARTICLE 7). The Shareholder Representative (and, prior to the Closing, the Company) may (i) extend the time for the performance of any obligation of Parent under this Agreement, (ii) waive any inaccuracy in the representations and warranties of Parent contained in this Agreement, or (iii) waive compliance by Parent with any agreement or condition contained in this Agreement. Any extension or waiver contemplated in this Section 9.12 shall be valid only if set forth in an instrument in writing signed by Parent or the Shareholder Representative (or, prior to the Closing, the Company), as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Shareholder Representative (or, prior to the Closing, the Company) shall be binding on the Company, each Shareholder, and the Shareholder Representative.

Section 9.13 Shareholder Representative.

(a) By approving the Mergers by written consent, each Shareholder shall have irrevocably (except as set forth in Section 9.13(b)) authorized and appointed the Shareholder Representative and any replacement representative appointed pursuant to Section 9.13(b), with full power of substitution, as such Shareholder’s representative and attorney-in-fact and exclusive agent to act for such Shareholder with respect to all matters arising in connection with this Agreement, including full power and authority, exercisable in the sole discretion of the Shareholder Representative, to: (i) take any action contemplated to be taken by the Shareholders under this Agreement or any other Operative Document; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement or any other Operative Document; and (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that the Shareholder Representative may deem necessary or advisable in connection with this Agreement or any other Operative Document. Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to act on behalf of the Shareholders, except as expressly provided herein or in any other Operative Document, and for purposes of clarity, there are no obligations of the Shareholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Letter. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders and their successors, and any and all defenses that may be available to any Shareholder to contest, negate or disaffirm the action of the Shareholder Representative taken in good faith under this Agreement are waived. Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. No Shareholder Representative shall be deemed a fiduciary of any other Shareholder by reason of such appointment.

(b) The Shareholder Representative may resign at any time upon giving thirty (30) day’s prior written notice of such resignation to Parent and each Shareholder but shall exercise all the powers enumerated in Section 9.13(a) until the effective date of such resignation. In the event of such removal or resignation, or upon the death or disability of the Shareholder Representative, a majority in interest of the Shareholders calculated with reference to each Shareholder’s Pro Rata Share shall promptly agree upon a replacement Shareholder Representative. In the event of the Shareholder Representative’s resignation, removal, death or disability, if the appointment of a replacement Shareholder Representative pursuant to the preceding sentence has not occurred prior to the scheduled expiration of any Survival Period set forth in ARTICLE 7 or any period in which any Indemnified Party is required to provide notice to the Shareholder Representative with respect to any Indemnification Claim or action to be taken in connection with this Agreement, then such relevant period shall be deemed to be extended by the number of calendar days that elapsed between the Shareholder Representative’s resignation, removal, death or disability and the appointment of a replacement Shareholder Representative pursuant to the preceding sentence.

(c) Neither the Shareholder Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Shareholder Representative Group”) shall be liable for any act done or omitted hereunder as the Shareholder Representative while acting in good faith. The Shareholders shall indemnify the Shareholder Representative Group and defend and hold the Shareholder Representative Group harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder or under any agreements ancillary hereto, including the fees and expenses of any legal counsel or experts retained by the Shareholder Representative and in connection with seeking recovery from insurers (“Shareholder Representative Expenses”) in each case as such Shareholder Representative Expense is suffered or incurred; provided that in the event that any such Shareholder Representative Expense is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse the Shareholders the amount of such indemnified Shareholder Representative Expense to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Shareholder Representative by the Shareholders, any such Shareholder Representative Expenses may be recovered by the Shareholder Representative from the Shareholder Representative Fund; provided that while this Section 9.13(c) allows the Shareholder Representative to be paid from the Shareholder Representative Fund, this does not relieve the Shareholders from their obligation to promptly pay such Shareholder Representative Expenses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds or incur any financial liability on behalf of the Shareholders or otherwise. The Shareholders acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Shareholder Representative and the Closing and/or the termination of this Agreement.

ARTICLE 10

DEFINITIONS

Unless otherwise specified herein, the following terms used in this Agreement shall have the following meanings:

“Accredited Shareholder” means a Shareholder that has validly executed and delivered an Accredited Investor Questionnaire that certifies, among other things, that such Shareholder is an “accredited investor” within the meaning of Regulation D of the Securities Act, in each case as reflected on the Consideration Spreadsheet.

“Affiliate” means, with respect to a Party, each person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with such Party. Except as expressly provided in this Agreement, a person or entity shall be deemed an Affiliate of a Party only for so long as such Control exists.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal, or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, regulation, rule, directive, license, permit, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Person or such Person’s Affiliates, and any Orders applicable to such Person or such Person’s Affiliates, or to any of their respective agents, assets, properties, or businesses.

“Anti-Bribery Applicable Laws” means the U.S. Foreign Corrupt Practices Act 1977, as amended, any rules and regulations thereunder, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions and any legislation implementing that convention and any similar anti-corruption laws to the extent that they are applicable to the Company or any of their respective Representatives.

“ARPA” means the American Rescue Plan Act of 2021, (P. L. 117-2), as may be amended, and any similar or successor Law.

”Benefit Plan” means any pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, welfare, sick pay, holiday, vacation, employment, consulting, personal services, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation right, loan, fringe benefit or other compensation or benefit plan, fund, policy, program, practice, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate (or to which any such Person is a party) and that that covers or benefits any current or former Company Service Provider (or the spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which any of the Company has (or could have) any current or future Liability (whether direct, indirect, actual or contingent).

“Breach” or “Breached” means a “Breach” of a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation, or other provision.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Applicable Law to be closed in New York City.

“CAA” means the Consolidated Appropriations Act, 2021, (P. L. 116-260), as may be amended, and any similar or successor Law.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) as may be amended, including by the CAA or the ARPA as applicable, and any similar or successor Applicable Law, including the Paycheck Protection Program Flexibility Act (P.L.116-142).

“Claim” means any claim, demand, complaint, cause of action, suit, proceeding, arbitration, audit, hearing, investigation, or inquiry (whether formal or informal, civil, criminal, or administrative).

“Closing Cash” means, as of the Closing Date, any and all cash, checks, money orders and other cash equivalents held by the Company, as determined in accordance with GAAP, consistently applied, minus deposits and securities held (whether by Company or any third party) for the benefit of a third party or as security for any obligation of Company.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Company Inventions” means any inventions and discoveries disclosed or claimed in any Company Patent and any invention disclosures related thereto;

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Patent Rights” means, collectively, the Company Patents, Company Inventions, and the Rights in the Company Patents.

“Company Service Provider” means any director, officer, employee, consultant or individual independent contractor of the Company.

“Company Transaction Expenses” means all expenses of the Company incurred or to be incurred prior to and through the Closing Date in connection with (a) the negotiation, preparation and execution of this Agreement and the other Operative Documents, and the consummation of the transactions contemplated hereby and thereby, and the Closing; (b) any prior acquisition, equity subscription, divestiture, or similar transactions, (c) any D&O Tail Policy, (d) the engagement or retention of the Shareholder Representative, (e) severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement and the employer portion of any Taxes related thereto, but, solely in the case of Contracts entered into by Parent, excluding any such payment in connection with any action taken by Parent or its Affiliates, in connection with or following the Closing which, for the avoidance of doubt, shall be borne by Parent, in each case (i) including all out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants, the Shareholder Representative and other advisors and service providers, and (ii) which have not been paid as of the Closing Date.

“Contract” means any legally binding contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, plan, arrangement, undertaking, or understanding, oral, written or otherwise.

“Control” means (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

“COVID-19 Pandemic” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Encumbrance” means Liens, licenses, mortgages, pledges, deeds of trust, security interests, charges, easements, covenants, restrictions, encumbrances, and other similar adverse claims or interests of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” shall refer to the Securities Exchange Act of 1934, as amended. “Fraud” means, with respect to the applicable party, any fraud or intentional breach, intentional misrepresentation, or intentional omission by Company or any Shareholder or Representative of Company.

“Fundamental Representations” means the representations and warranties contained in Section 3.01 (Organization, Standing, and Power), Section 3.02 (Capital Structure), Section 3.03 (Authority; Execution and Delivery; Enforceability), Section 3.04 (No Conflicts; Consents), Section 3.07 (Taxes), Section 3.16 (Brokers or Finders), Section 3.21 (Compliance with Regulation D), and Section 3.22 (CARES Act).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Consent” means any consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any Governmental Entity.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, judiciary, arbitral body or other instrumentality of any government whether supranational, federal, state or local, domestic or foreign.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (d) reimbursement obligations with respect to letters of credit, (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (g) any liability of such Person in respect of banker’s acceptances or letters of credit, (h) obligations under any interest rate, currency or other hedging agreement, (i) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all accrued but unpaid Taxes of the Company, (l) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type referred to in clause (a) hereof, (m) any Taxes relating to any Pre-Closing Tax Period, the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act or otherwise as a result of the COVID-19 Pandemic and (n) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (m) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. For the avoidance of doubt, Indebtedness shall not include Company Transaction Expenses.

“Indemnification Claim” means any Claim for indemnification under ARTICLE 7.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of means, (i) with respect to the Company, the knowledge of Troy Taggart and Deborah Z. Bernardi, after reasonable due inquiry, and (ii) with respect to Parent and any Parent Subsidiary, the knowledge of any executive officer of Parent or any such Parent Subsidiary, after reasonable due inquiry.

“Legal Proceeding” means any private, governmental, or administrative action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit, examination, arbitration or investigation, in each case whether civil, criminal, administrative, judicial, arbitral or investigative, or any appeal therefrom.

“Liability” means any and all debts, liabilities, penalties, expenses and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, right of possession, lease, option, right of first refusal, preemptive right, imperfection of title, or transfer restriction or condition or any claim for any of the foregoing.

“List of Prosecution Counsel” means a list setting forth, for each Company Patent, the name, address, e-mail address, telephone number and other contact information of the prosecution counsel who evaluated, prepared, or prosecuted the Company Patent on behalf of Company, and/or who is currently involved in maintaining registrations of the Company Patent on behalf of Company.

“Material Adverse Effect” means (a) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a Breach of any representations or warranties made by, or a Breach of the covenants, agreements, or obligations of, the Company, is, or would reasonably be likely to be or become a material adverse effect on the business, operations, assets, liabilities, condition or prospects of the Company, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions in the United States, (ii) changes affecting the industry generally in which the Company operates, (iii) the outbreak or escalation of war, hostilities, or terrorist activities or the outbreak and ongoing effects of any contagious disease, epidemic or pandemic (including the COVID-19 Pandemic), or (iv) changes in Applicable Law or GAAP, unless, in the case of each of the foregoing clauses (i) through (iv), such changes disproportionately affect the Company, taken as a whole, as compared to other Persons or businesses that operate in the industry in which the Company operates, or (b) any effect or circumstance that could reasonably be expected to materially impair or materially delay the Company’s ability to perform under this Agreement or the other Operative Documents.

“Operative Document” means this Agreement and any other agreement, document and certificate referenced in this Agreement or any other agreement or document to be entered into in connection with the Transactions.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Share Price” means the average of the closing price per share (the “Closing Share Price”) of Parent Common Stock on Nasdaq (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and Company) as of 4:00 p.m. Eastern Time on each of the consecutive trading days starting from thirty (30) days immediately prior to the Closing Date or other applicable date for calculation. Notwithstanding the foregoing, in the event of any stock split (reverse or forward), stock dividend or other similar action between the date of this Agreement and the date of the determination of the Parent Share Price, appropriate adjustments shall be automatically made to foregoing provisions to reflect such action.

“Parent Subsidiary” shall refer to Merger Sub I, Merger Sub II and each other Subsidiary of Parent.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means, collectively: (i) any information, in any form, that identifies, or in combination with other information may identify, is linked to, or relates to an individual or household, or that could reasonably be used to identify an individual or household; (ii) any information that is governed, regulated or protected by one or more applicable Privacy and Security Laws concerning information relating to an identified or identifiable natural person.

“Pre-Closing Taxes” means (i) any and all Taxes of or imposed on the Company arising in or relating to a Pre-Closing Tax Period (and in the case of any Straddle Period, as calculated in the manner set forth in Section 5.07(e)), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation,

(iii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any Transfer Taxes.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period that ends on and includes the Closing Date.

“Privacy and Security Laws” means any laws, rules, regulations and regulatory guidance, and industry guidelines concerning the collection, receipt, use, processing, disclosure, storage, maintenance, transmission, encryption, access to, breach of, or protection of Personal Information and all guidance and implementing regulations issued by any governmental authority thereunder.

“Pro Rata Share” means, with respect to a particular Shareholder, a fraction equal to (a) the portion of the Merger Consideration that such Shareholder is entitled to be paid pursuant to ARTICLE 2, divided by (b) the aggregate Merger Consideration that all Shareholders are entitled to be paid pursuant to ARTICLE 2.

“Process” or “Processing” means, with respect to Personal Information, the access, use, collection, processing, storage, protection of, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, or combination of such Personal Information, including processing as defined in Privacy and Security Laws.

“Prosecution History and Patent Evaluation Files” means all tangible and electronic files, documents, and tangible materials, as those terms have been interpreted pursuant to rules and laws governing the production of documents and materials, constituting, comprising, or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion, or enforcement of the Company Patents.

“Rights in Company Patents” means all right, title, and interest in and to:

a. any inventions and discoveries disclosed or claimed in any Company Patent (collectively, the “Company Inventions”) and any invention disclosures related to any of the Company Inventions;

b. all rights to apply, in any or all countries of the world, for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type, or any other form of intellectual property right protection, with respect to any Company Invention, including, without limitation, the right to file for any patent applications under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

c. any causes of action (whether currently pending, filed or otherwise) and all other enforcement rights and rights to remedies under, on account of, or related to, any Company Patents, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief. and (iii) other remedies of any kind for past, current and future infringement, misappropriation of violation of rights and all rights to sue for any of the foregoing clauses (i)-(iii);

d. all rights to collect past and future royalties and other payments under, on account of, or related to any of the Company Patents and/or any of the foregoing clauses (a) through (c); and

e. all other rights and interests worldwide, arising out of, in connection with or in relation to the Company Patents and/or the Company Inventions.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” shall refer to the United States Securities and Exchange Commission.

“Shareholder” means a holder of shares of Company Capital Stock.

“Shareholder Representative Fund” shall refer to a separate account, administered by the Shareholder Representative, to be applied as needed to cover Shareholder Representative Expenses.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax”, “Taxes”, “Taxing” and any other derivative term shall refer to (a) all U.S. federal, state and local and all non-U.S. or other taxes, charges, fees, levies, imposts, duties, and other similar assessments or charges of any kind whatsoever imposed by any Governmental Entity, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, windfall profits taxes, value added taxes, severance taxes, property taxes, escheat, abandoned or unclaimed property taxes, production taxes, sales taxes, use taxes, custom duties, license taxes, goods and services taxes, transfer taxes, registration duties or fees, excise taxes, franchise taxes, employment taxes, payroll taxes, employer and employee social security contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, alternative or add-on minimum taxes, and withholding taxes, together with any deficiency, assessments, interest, additions or penalties, with respect thereto and any interest in respect of such additions or penalties whether disputed or not; (b) any Liability for any amounts of the type described in clause (a) as a result of being or ceasing to be a member of any Tax Group (including any Liability under Treasury Regulations Section 1.1502-6 or any comparable provision of other Applicable Law); and (c) any Liability for any amounts of the type described in clause (a) or (b) arising under Contract, by operation of Applicable Law, by reason of being a successor or transferee, or otherwise.

“Tax Group” means any “affiliated group” of corporations within the meaning of Section 1504 of the Code (or any similar affiliated, combined, consolidated, or unitary group or arrangement for group relief for state, local, or non-U.S. Tax purposes).

“Tax Proceedings” means any inquiry, audit, examination, investigation, hearing, trial, appeal, or other administrative or judicial proceeding with respect to any Taxes or Tax Returns.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, information returns and similar documents and, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied with respect to Taxes.

“Third-Party Claim” means any Claim by a third party, including a Governmental Entity.

“Transaction(s)” means the Mergers and the other transactions contemplated by this Agreement and the other Operative Documents.

“Transaction Litigation” means any Claim based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty, or comparable claims by or against any of the Company, the Shareholders, or any of their respective directors, officers, employees, representatives, or Affiliates in connection with this Agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

DATCHAT, INC.

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	CEO

DATCHAT PATENTS I, INC.

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	President

DATCHAT PATENTS II, LLC

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	President

AVILA SECURITY CORPORATION

By:	/s/ Troy Taggart
Name:	Troy Taggart
Title:	President

SHAREHOLDER REPRESENTATIVE: AVILA TECHNOLOGY, LLC

By:	/s/ Deborah Z. Bernardi
Name:	Deborah Z. Bernardi
Title:	Managing Member

[Signature Page to Merger Agreement]

SELLERS:
(SOLELY WITH RESPECT TO
Section 6.01(a), ARTICLE 7 AND
ARTICLE 9 OF THIS AGREEMENT)

AVILA TECHNOLOGY, LLC, as a Seller

By:	/s/ Deborah Z. Bernardi
Name:	Deborah Z. Bernardi
Title:	Managing Member

Troy Taggart, as an individual

By:	/s/ Troy Taggart
Name:	Troy Taggart

Steven Upp, as an individual

By:	/s/ Steven Upp
Name:	Steven Upp

Kevin W. Arbogast, as an individual

By:	/s/ Kevin W. Arbogast
Name:	Kevin W. Arbogast

Wes Kabance, as an individual

By:	/s/ Wes Kabance
Name:	Wes Kabance

[Signature Page to Merger Agreement]